Exhibit 10.11

January 26, 2011

Larry Irving

Re:  IntelePeer, Inc. Board of Directors

Dear Larry,

It is my pleasure to offer you a position as an Independent Director of the IntelePeer Board of Directors with appointment as the Chairman of the Audit Committee which will take effect upon approval of the Board at the Company’s next board meeting.

As an Independent Director you will have the same general responsibilities to the Company as any other Director which include:

1.               Providing entrepreneurial leadership of the Company within the framework of prudent and effective controls which enable risk to be assessed and managed.

2.               Setting the company’s strategic aims and ensuring that the necessary financial and human resources are in place for the Company to meet its objectives.

3.               Reviewing management performance.

4.               Setting the Company’s values and standards and ensuring that its obligations to its shareholders and others are understood and met.

In the role of Chairman of the Audit Committee, you will be responsible for creating the Audit Committee’s Charter and providing leadership to the Committee in fulfilling its duties and responsibilities, creating and managing effective working relationships among the Committee members, management and external auditors.  Key Audit Committee duties and responsibilities include:

1.               Overseeing the financial reporting and disclosure process.

2.               Monitoring the choice of accounting policies and principles.

3.               Overseeing the hiring, performance and independence of external auditors.

4.               Monitoring the internal control process.

5.               Discussing risk management policies and practices with management.

In return for your service as a Director, you will receive the following compensation:

1.               Stock Option Grant for 100,000 shares of the Company’s common stock

a.               Subject to appointment to the Board and to Board approval, you will be granted a non-qualified option to purchase 100,000 shares of the Company’s common stock (the “Option”) under the Company’s Stock Plan (the “Plan”), as amended from time to time, at an exercise price per share equal to the fair market value of one share of the Company’s common stock on the date of the grant as determined by the Board.  The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which the Director will be required to sign as a condition of receiving the Option.

IntelePeer, Inc., 2855 Campus Drive, Suite 200, San Mateo, CA 94403  USA

Tel: 650.525.9200  Fax: 650.287.2628  Web: www.intelepeer.com

i.      Vesting:  The Option will vest over a four-year period from the effective date of the Agreement.  Immediately upon completion of twelve (12) months of continuous service on the Board, 25% of such Option will become vested.  Beginning with the thirteenth (13th) month of continuous service and for each subsequent month of continuous service on the Board, one forty-eighth (1/48th) of the Option will become vested.  On the fourth anniversary of the effective date, 100% of such Option will be fully vested.

ii.   Acceleration:  If during the term of your service, there occurs a Change of Control (as defined in the Stock Option Agreement) then 100% of the then unvested common shares subject to this Option shall then vest and become immediately exercisable.

2.               $35,000 Annual Cash Retainer

a.               Paid quarterly in advance

3.               Reimbursement of Expenses

a.               The Company will reimburse all reasonable travel, lodging and out-of-pocket expenses incurred by the Director in connection with service on the Board and related activities.

The Company’s Board of Directors will meet in person approximately eight (8) times per year in San Mateo, CA on the 1st and 3rd months of each quarter.  Post IPO, the board will meet four (4) times per year in San Mateo, CA on the 1st month of each quarter and conduct four (4) conference calls on the 3rd month of each quarter.

You will be elected for an initial one (1) year term and throughout your tenure as a Director, you will have the opportunity to become party to the Company’s Indemnification Agreement and D & O Liability Coverage for executive officers and directors.

We are excited at the prospect of having you join IntelePeer, Inc.’s Board of Directors and believe that your extensive experience will bring great value in the role of Independent Director and Chairman of the Audit Committee.

Sincerely,

/s/ Frank Fawzi

Frank Fawzi
Chairman & CEO

Accepted by:

/s/ Larry Irving

Larry Irving / January 29, 2011